News Release

Contact:	W. Michael Madden Senior Vice President & CFO (615) 872-4800	Tripp Sullivan Corporate Communications, Inc. (615) 324-7335

KIRKLAND’S REPORTS FOURTH QUARTER AND FISCAL 2012 RESULTS

NASHVILLE, Tenn. (March 14, 2013) — Kirkland’s, Inc. (NASDAQ: KIRK) today reported financial results for the 14-week and 53-week periods ended February 2, 2013.

Due to a shift in the Company’s retail calendar, the fourth quarter of fiscal 2012 contained 14 weeks compared with the typical 13 weeks in fiscal 2011. As such, comparisons of total sales for the fourth quarter, as well as for the full fiscal year, with the same periods in fiscal 2011 are affected by an extra week of sales. Comparable store sales results for the fourth quarter have been calculated using sales for the 13 weeks ended January 26, 2013, compared with the 13 weeks ended January 28, 2012. Comparable store sales results for the full fiscal year have been calculated using sales for the 52 weeks ended January 26, 2013, compared with the 52 weeks ended January 28, 2012.

Net sales, including gift card breakage revenue, for the 14 weeks ended February 2, 2013, increased 9.2% to $162.9 million compared with $149.1 million for the 13 weeks ended January 28, 2012. On a 13-week basis, comparable store sales, including e-commerce sales, for the fourth quarter of fiscal 2012 decreased 2.6% compared with an increase of 1.4% in the prior-year quarter. Kirkland’s opened 17 stores and closed 2 during the fourth quarter, bringing the total number of stores to 323 at quarter end.

Net sales, including gift card breakage revenue, for the 53 weeks ended February 2, 2013, increased 4.2% to $448.4 million compared with $430.3 million for the 52 weeks ended January 28, 2012. On a 52-week basis, comparable store sales for fiscal 2012, including e-commerce sales, decreased 3.0% compared with a 4.0% decrease in fiscal 2011. The Company opened 42 stores and closed 28 during fiscal 2012.

The Company reported net income of $14.3 million, or $0.82 per diluted share, for the 14 weeks ended February 2, 2013, compared with net income of $15.2 million, or $0.78 per diluted share, for the 13 weeks ended January 28, 2012. Results for the fourth quarter of fiscal 2012 included a year-over-year after-tax benefit of approximately $0.03 per diluted share resulting from a positive change in the actuarial estimate of the Company’s general liability and workers’ compensation reserves. For comparative purposes, during the fourth quarter of fiscal 2011, the Company recorded an after-tax benefit of approximately $0.04 per diluted share related to a change in the estimate of its loyalty program accrual due to the termination of the agreement with its prior private-label credit card service provider.

For the 53 weeks ended February 2, 2013, the Company reported net income of $13.8 million, or $0.77 per diluted share, compared with net income of $19.1 million, or $0.95 per diluted share, for the 52 weeks ended January 28, 2012.

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2501 McGavock Pike, Suite 1000 ¦ Nashville, Tennessee 37214 ¦ (615) 872-4800

KIRK Reports Fourth Quarter and Fiscal 2012 Results

March 14, 2013

Robert Alderson, Kirkland’s President and Chief Executive Officer, noted, “The fourth quarter results were slightly better than our expectations with sales at the higher end of our guidance and margin on plan. We still have some work ahead of us to return some key categories to their previous levels, but our core merchandise assortment is improving. Consistent with broader retail trends to date, we have started the year off on a more cautious note and expect that outlook to continue in the first half of fiscal 2013. As the year progresses, we expect to see more improvement due to better merchandising, a more productive and better scheduled real estate plan and continued focus on tight expense controls.”

Fiscal 2013 Outlook

Store Base:
For the 52-week period ending February 1, 2014 (“fiscal
2013”), the Company expects to open 25 to 35 new stores and
close approximately 10 to 15 stores. New store openings will be weighted more toward the second and third quarters of the year, while closings will be weighted more toward the first
half of the year.

Sales:
Total sales for fiscal 2013 are expected to increase
approximately 5% to 7% compared with fiscal 2012. This level of sales performance would imply a nominal decrease to a
nominal increase in comparable store sales for fiscal 2013.

Margins:
Based on the current outlook, inbound freight costs should
be steadier for the full year, with higher year-over-year
costs in the first half of fiscal 2013 pressuring
merchandise margin comparisons and a moderation in these
costs in the second half of the year lessening the margin
impact. A strict focus on operating expense controls,
combined with a more conservative store opening plan, should position the Company to better leverage any upside to its
current revenue projections. However, the Company expects
investments in key merchandising personnel, as well as
modest increases in marketing and e-commerce expenses to
offset some of the expense efficiencies.

Earnings:	Based on the above assumptions, the Company expects fiscal 2013 earnings per share to be in the range of $0.70 to $0.85. The Company expects its full year effective tax rate to be approximately 38.5%.
Cash Flow:	Capital expenditures in fiscal 2013 are estimated to range between $22 million and $25 million. Based on the above assumptions, the Company expects to be cash flow positive in fiscal 2013.

First Quarter Fiscal 2013 Outlook
The Company issued guidance for the first quarter ending May 4, 2013, of net income of $0.02 to $0.05 per diluted share. Net sales are expected to be in the range of $99 to $101 million with comparable store sales declining 3% to 5%. The Company expects to open approximately 1 store and close approximately 7 stores during the quarter.

Investor Conference Call and Web Simulcast
Kirkland’s will host a conference call at 11:00 a.m. ET today to discuss fourth quarter results. The number to call for the interactive teleconference is (212) 231-2919. A replay of the conference call will be available through Thursday, March 21, 2013, by dialing (402) 977-9140 and entering the confirmation number, 21646219.

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KIRK Reports Fourth Quarter and Fiscal 2012 Results

March 14, 2013

A live broadcast of Kirkland’s quarterly conference call will be available online at the Company’s website www.kirklands.com under Investor Relations or http://www.videonewswire.com/event.asp?id=92067 on March 14, 2013, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue for one year.

About Kirkland’s, Inc.
Kirkland’s, Inc. was founded in 1966 and is a specialty retailer of home décor in the United States. Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 317 stores in 35 states.  The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products.  The Company’s stores also offer an extensive assortment of gifts, as well as seasonal merchandise.  More information can be found at www.kirklands.com.

Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 12, 2012. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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KIRK Reports Fourth Quarter and Fiscal 2012 Results

March 14, 2013

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(dollars in thousands, except per share amounts)

	14-Week	13-Week
	Period Ended	Period Ended
	February 2,	January 28,
	2013	2012
Net sales	$162,885	$149,110
Cost of sales	96,751	84,982

Gross profit	66,134	64,128
Operating expenses:
Operating expenses	39,245	36,551
Depreciation	3,833	3,522

Operating income	23,056	24,055
Other income, net	4	64

Income before income taxes	23,060	24,119
Income tax expense	8,807	8,941

Net income	$14,253	$15,178

Earnings per share:
Basic	$0.83	$0.80

Diluted	$0.82	$0.78

Shares used to calculate earnings per share:
Basic	17,076	19,037

Diluted	17,440	19,413

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KIRK Reports Fourth Quarter Fiscal 2012 Results

March 14, 2013

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(dollars in thousands, except per share amounts)

	53-Week	52-Week
	Period Ended	Period Ended
	February 2,	January 28,
	2013	2012
Net sales	$448,365	$430,285
Cost of sales	279,749	261,091

Gross profit	168,616	169,194
Operating expenses:
Operating expenses	133,913	126,279
Depreciation	13,175	12,410

Operating income	21,528	30,505
Other income (expense), net	(34)	65

Income before income taxes	21,494	30,570
Income tax expense	7,699	11,455

Net income	$13,795	$19,115

Earnings per share:
Basic	$0.79	$0.97

Diluted	$0.77	$0.95

Shares used to calculate earnings per share:
Basic	17,463	19,707

Diluted	17,856	20,227

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KIRK Reports Fourth Quarter Fiscal 2012 Results

March 14, 2013

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in thousands)

	February 2, 2013	January 28, 2012
ASSETS
Current assets:
Cash and cash equivalents	$67,797	$83,123
Inventories, net	49,577	47,306
Deferred income taxes	1,602	1,657
Other current assets	9,370	7,784

Total current assets	128,346	139,870
Property and equipment, net	78,499	60,315
Non-current deferred income taxes	—	1,108
Other assets	1,559	1,296

Total assets	$208,404	$202,589

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$21,642	$21,592
Income taxes payable	520	3,146
Other current liabilities	21,009	21,805

Total current liabilities	43,171	46,543
Non-current deferred income taxes	3,128	—
Deferred rent and other long-term liabilities	44,230	38,384

Total liabilities	90,529	84,927

Net shareholders’ equity	117,875	117,662

Total liabilities and shareholders’ equity	$208,404	$202,589

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KIRK Reports Fourth Quarter Fiscal 2012 Results

March 14, 2013

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	53-Week	52-Week
	Period Ended	Period Ended
	February 2, 2013	January 28, 2012
Net cash provided by (used in):
Operating activities	$32,347	$41,765
Investing activities	(31,373)	(26,652)
Financing activities	(16,300)	(23,212)

Cash and cash equivalents:
Net decrease	(15,326)	(8,099)
Beginning of period	83,123	91,222

End of period	$67,797	$83,123

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